EXHIBIT 99.1

NEWS RELEASE

Contact:	John A. Maurer
Vice President, Treasurer
and Investor Relations
Foot Locker, Inc.
(212) 720-4092

FOOT LOCKER, INC. REPORTS SECOND QUARTER RESULTS

•	Net Income of $0.39 Per Share, Up 63 Percent Compared to Last Year
•	Comparable-Store Sales Increased 9.8 Percent
•	Gross Margin Increased 90 Basis Points

NEW YORK, NY, August 17, 2012 – Foot Locker, Inc. (NYSE: FL), the New York-based specialty athletic retailer, today reported financial results for its second quarter ended July 28, 2012.

Second Quarter Results
Net income for the Company’s second quarter ended July 28, 2012 was $59 million, or $0.39 per share, compared with net income of $37 million, or $0.24 per share, last year. Second quarter sales increased 7.2 percent, to $1,367 million this year, compared with sales of $1,275 million for the corresponding prior-year period. Second quarter comparable-store sales increased 9.8 percent. Excluding the effect of foreign currency fluctuations, total sales for the second quarter increased 10.6 percent.

Year-to-Date Results
Net income for the Company’s first six months of the year increased 43 percent to $187 million, or $1.21 per share, compared with net income of $131 million, or $0.84 per share, for the corresponding period last year. Year-to-date sales increased 8.0 percent, to $2,945 million, compared with sales of $2,727 million last year. Year-to-date comparable-store sales increased 9.8 percent. Excluding the effect of foreign currency fluctuations, total sales year-to-date increased 10.1 percent.

“I’m very proud of the entire Foot Locker, Inc. team,” said Ken C. Hicks, Chairman and Chief Executive Officer. “We have achieved consistently strong financial and operational results since we began implementing our long-term plan over two years ago. This consistency was also evident with the good profitability we achieved this quarter across our divisions, from the North American stores, to Europe, and to our direct-to-customer business.”

Financial Position
The Company’s merchandise inventory at the end of the second quarter was $1,231 million, 3 percent lower than at the end of the second quarter last year. On a per store basis using constant currencies, inventory grew approximately 1 percent.

During the second quarter of 2012, the Company repurchased approximately 1.2 million shares of its common stock for $37.5 million. Year-to-date, the Company has repurchased approximately 2.1 million shares of its common stock for $64.6 million under the Company’s $400 million share repurchase program.

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Foot Locker, Inc. 112 West 34th Street, New York, NY 10120

At July 28, 2012, the Company’s cash and short-term investments totaled $820 million, while the debt on its balance sheet was $133 million. The Company’s total cash position, net of debt, was $142 million higher than the same time last year.

Non-GAAP Adjustment
Included in the Company’s second quarter results is a tax benefit of just over $1 million, or 1 cent per share, to reflect the repeal of the last two stages of a Canadian provincial tax rate change. When the tax rate change was originally announced in the fourth quarter of 2009, the Company recorded a tax charge of approximately $4 million, which was excluded in calculating non-GAAP results in that year. Excluding the second quarter benefit of 1 cent per share, non-GAAP earnings per share is $0.38. A reconciliation of GAAP to non-GAAP results for the second quarter of 2012 will be provided in our Form 10-Q filing.

Store Base Update
During the first six months of the year, the Company opened 47 new stores, remodeled/relocated 109 stores and closed 62 stores. At July 28, 2012, the Company operated 3,354 stores in 23 countries in North America, Europe, Australia, and New Zealand. In addition, 37 franchised stores were operating in the Middle East and South Korea.

The Company is hosting a live conference call at 9:00 a.m. (EDT) today, August 17, 2012 to discuss these results and provide comments on the current business environment and trends. This conference call may be accessed live by dialing 888-446-3850 (U.S. and Canada) or 630-691-2739 (International) using the passcode 33054945, or via the Investor Relations section of the Foot Locker, Inc. website at http://www.footlocker-inc.com. Please log on to the website 15 minutes prior to the call in order to download any necessary software. A replay of the call will be available via webcast from the same Investor Relations section of the Foot Locker, Inc. website at http://www.footlocker-inc.com through August 31, 2012.

Disclosure Regarding Forward-Looking Statements

This report contains forward-looking statements within the meaning of the federal securities laws. Other than statements of historical facts, all statements which address activities, events, or developments that the Company anticipates will or may occur in the future, including, but not limited to, such things as future capital expenditures, expansion, strategic plans, financial objectives, dividend payments, stock repurchases, growth of the Company’s business and operations, including future cash flows, revenues, and earnings, and other such matters, are forward-looking statements. These forward-looking statements are based on many assumptions and factors which are detailed in the Company’s filings with the Securities and Exchange Commission, including the effects of currency fluctuations, customer demand, fashion trends, competitive market forces, uncertainties related to the effect of competitive products and pricing, customer acceptance of the Company’s merchandise mix and retail locations, the Company’s reliance on a few key vendors for a majority of its merchandise purchases (including a significant portion from one key vendor), pandemics and similar major health concerns, unseasonable weather, further deterioration of global financial markets, economic conditions worldwide, further deterioration of business and economic conditions, any changes in business, political and economic conditions due to the threat of future terrorist activities in the United States or in other parts of the world and related U.S. military action overseas, the ability of the Company to execute its business and strategic plans effectively with regard to each of its business units, and risks associated with global product sourcing, including political instability, changes in import regulations, and disruptions to transportation services and distribution. Any changes in such assumptions or factors could produce significantly different results. The Company undertakes no obligation to update forward-looking statements, whether as a result of new information, future events, or otherwise.

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FOOT LOCKER, INC.
Condensed Consolidated Statements of Operations
(unaudited)
Periods ended July 28, 2012 and July 30, 2011
(In millions, except per share amounts)

	Second Quarter 2012	Second Quarter 2011
Sales	$ 1,367	$ 1,275

Cost of sales	939	887
Selling, general and administrative expenses	306	301
Depreciation and amortization	29	28
Interest expense, net	1	1
Other income	(1)	---
	1,274	1,217
Income before income taxes	93	58
Income tax expense	34	21
Net Income	$ 59	$ 37

Diluted EPS:
Net Income	$ 0.39	$ 0.24

Weighted-average diluted shares outstanding	153.9	155.2

	Year-To-Date 2012	Year-To-Date 2011
Sales	$ 2,945	$ 2,727

Cost of sales	1,980	1,864
Selling, general and administrative expenses	612	599
Depreciation and amortization	58	55
Interest expense, net	2	3
Other income	(1)	(1)
	2,651	2,520
Income before income taxes	294	207
Income tax expense	107	76
Net Income	$ 187	$ 131

Diluted EPS:
Net Income	$ 1.21	$ 0.84

Weighted-average diluted shares outstanding	154.1	155.4

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FOOT LOCKER, INC.
Condensed Consolidated Balance Sheets
(unaudited)
(In millions)

	July 28, 2012	July 30, 2011
Assets

CURRENT ASSETS
Cash, cash equivalents and short-term investments	$820	$681
Merchandise inventories	1,231	1,269
Other current assets	199	189
	2,250	2,139

Property and equipment, net	447	408
Deferred tax assets	284	298
Other assets	253	274
	$3,234	$3,119

Liabilities and Shareholders’ Equity

CURRENT LIABILITIES
Accounts payable	$391	$365
Accrued and other liabilities	278	255
	669	620

Long-term debt and obligations under capital leases	133	136
Other liabilities	253	248
SHAREHOLDERS’ EQUITY	2,179	2,115
	$3,234	$3,119

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FOOT LOCKER, INC.
Store and Estimated Square Footage
(unaudited)
(Square footage in thousands)

	July 28, 2012	July 30, 2011	July 31, 2010
Foot Locker U.S.
Number of stores	1,092	1,136	1,155
Gross square footage	4,380	4,572	4,658
Selling square footage	2,563	2,702	2,759

Footaction
Number of stores	287	304	313
Gross square footage	1,329	1,400	1,442
Selling square footage	832	878	906

Lady Foot Locker
Number of stores	320	353	400
Gross square footage	714	785	883
Selling square footage	412	454	506

Kids Foot Locker
Number of stores	291	291	304
Gross square footage	696	697	728
Selling square footage	406	406	426

Champs Sports
Number of stores	506	536	548
Gross square footage	2,716	2,861	2,923
Selling square footage	1,787	1,899	1,940

CCS
Number of stores	22	16	12
Gross square footage	51	40	31
Selling square footage	34	26	20

Foot Locker International
Number of stores	836	771	744
Gross square footage	2,488	2,236	2,147
Selling square footage	1,274	1,140	1,091

Total Stores Operated
Number of stores	3,354	3,407	3,476
Gross square footage	12,374	12,591	12,812
Selling square footage	7,308	7,505	7,648

Total Franchised Stores
Number of stores	37	25	20
Gross square footage	88	82	78
Selling square footage	60	55	50

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